UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2018

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15115 Park Row Blvd, Suite 300 Houston, Texas	77084-4947
(Address of principal executive offices)	(Zip Code)

(281) 674-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2)

Emerging growth company	☐

If an emerging growth, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act	☐

Item 8.01. — Other Events.

Arbitration Update

As previously disclosed by RigNet, Inc. (the “Company”) is party to arbitration proceedings stemming from a dispute with Inmarsat Global Limited (“Inmarsat”). In October 2016, Inmarsat initiated arbitration proceedings with the International Centre for Dispute Resolution (the “GX Arbitration”) concerning the Company’s January 2014 take or pay agreement with Inmarsat to purchase up to $65.0 million, under certain conditions, of GX capacity over several years. Phase I of the arbitration concerned whether the Company’s take or pay obligation ever commenced under the agreement. Phase II of the arbitration concerns the Company’s significant counterclaims against Inmarsat which will be heard at a hearing scheduled in June 2019.

On December 3, 2018, the Company announced the arbitration panel issued a ruling on November 29, 2018 concluding Phase I of the GX Arbitration. The arbitration panel found that the Company’s minimum revenue commitment had commenced and calculated that the Company owed Inmarsat $50.8 million, subject to any offsets from the Company’s counterclaims in Phase II of the arbitration. The arbitration panel will not enter a final enforceable order until the conclusion of Phase II, and no payment with respect to Phase I is due at this time. The Company currently expects a ruling on Phase II of the arbitration proceedings in the second half of 2019.

The full text of the press release announcing the Phase I ruling of the GX arbitration is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press release of RigNet, Inc. dated December 3, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGNET, INC.

Date: December 3, 2018	By:	/s/ Brad Eastman
	Name:	Brad Eastman
	Title:	Senior Vice President & General Counsel